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                                                                   EXHIBIT 10.20


                           DECKERS OUTDOOR CORPORATION
                           495-A South Fairview Avenue
                                Goleta, CA 93117
                                February 27, 2001

                            PERSONAL AND CONFIDENTIAL

Mr. Peter C. Benjamin
Deckers Outdoor Corporation
495-A South Fairview Avenue
Goleta, CA 93117

         Re:  Deckers Outdoor Corporation ("Deckers")

Dear Peter:

On behalf of Deckers, I am pleased to offer you this employment agreement (the "Employment Agreement"). The terms and conditions of this offer, as approved by the Compensation Committee, are as follows:

1.   POSITIONS AND TITLES:

o    President and Chief Operating Officer.
o    You will report to the Chief Executive Officer (the "CEO").
o You will be responsible for implementing the plan to meet corporate objectives by managing operations, which include production planning, manufacturing, sales, marketing, distribution, logistics, inventory control, MIS, human resources, sales service, product development, the coordination of departments and other areas as directed by the CEO. We acknowledge that you may continue to be involved in your own investments, so long as they do not interfere with the performance of your duties.

2.   COMPENSATION AND BONUSES:

o For the year ending December 31, 2001, you will receive a base salary of TWO HUNDRED SIXTY THOUSAND DOLLARS ($260,000) per annum, plus a target performance bonus of up to ONE HUNDRED THIRTY-FIVE THOUSAND DOLLARS ($135,000) and a possible additional bonus of up to TWO HUNDRED SEVENTY THOUSAND DOLLARS ($270,000) as approved by the compensation committee December 8, 2000 and revised February 26, 2001.
o In the year 2002, you will receive a base salary of TWO HUNDRED EIGHTY-THREE THOUSAND DOLLARS ($283,000) per annum, plus a target performance bonus of up to ONE HUNDRED FORTY-TWO THOUSAND DOLLARS ($142,000) and a possible additional bonus of TWO HUNDRED EIGHTY-FOUR THOUSAND ($284,000) for achieving performance levels established by the Compensation Committee in December 2001.


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o    Your individual bonus goals for the year 2001 and 2002 will be established by the Compensation Committee prior to the start of that year, and subject to the discretion of the Compensation Committee.
o You will receive options for Forty Thousand (40,000) shares of the Common Stock of Deckers at the closing price of Deckers' shares on January 25, 2001, which will vest over four (4) years, in accordance with the plan adopted by Deckers Compensation Committee in January 2001.
o    You will receive any other option grants approved by the Compensation
     Committee.

4.   TERMINATION AND CHANGE OF CONTROL:

o Employment is at will. In the event that termination occurs for reasons other than: (i) cause or (ii) your voluntary termination, nine (9) months of base salary will be provided as severance. Payment of bonuses and rights to exercise stock options will be in accordance to the policies approved by the Compensation Committee February 26, 2001.
o For purposes of this Employment Agreement, the term "cause" will be defined as contemplated by Section 2924 of the California Labor Code (a copy of which is in effect as of the date hereof and attached to this Employment Agreement as Exhibit A, and made a part hereof by this reference).
o In the event that there is a change of control and termination (or constructive termination) as defined below, eighteen (18) months of base salary will be provided as severance and payment of bonuses will be in accordance to the policy approved by the Compensation Committee February 26, 2001.
o In the event that there is a change of control, as defined below, all of your outstanding stock options will immediately vest.
o A "change of control" shall be deemed to have taken place if there is a merger, consolidation, sales of all or a major portion of the assets of Deckers (or a successor organization) or similar transaction or circumstance where any person or group (other than Douglas B. Otto) acquires or obtains the right to acquire, in one or more transactions, beneficial ownership of more than Fifty Percent (50%) of the outstanding shares of any class of voting stock of Deckers (or a successor organization).
o "Constructive termination" shall be deemed to have taken place if, as a result of, or in connection with, a change of control, your position is affected (in terms of compensation, benefits, title, authority, duties, reporting relationships, reports, etc.) and no equivalent or better position is available at Deckers or a successor organization.

5.   OTHER BENEFITS:

o You are to receive insurance, medical and health benefits currently available pursuant to existing Deckers policies.
o You will receive all other benefits currently available to members of Deckers' senior management and you will be subject to the policies and terms outlined in Deckers' human resources policy manual.




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o    You will be covered by Deckers' standard Directors and Officers Insurance
     Policy and Indemnification Agreements. You will also be subject to Deckers' Confidentiality Agreements and Trade Secret Agreements.

6.   EFFECTIVE DATE:

o The effective date of this Employment Agreement is January 1, 2001 through December 31, 2002, unless terminated earlier (the "Effective Date").

7.   ARBITRATION:

o Any claim or controversy arising out of or related to this Employment Agreement, the employment relationship or the subject matter hereof, shall be settled by binding arbitration before one arbitrator in Santa Barbara, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association; and judgment upon any award rendered by the arbitrator may be entered as a judgement in any court having competent jurisdiction. The parties shall have rights to discovery as provided in
     Section 1 283.05 of the California Code of Civil Procedure, which is incorporated herein by this reference. The prevailing party in any such dispute shall be awarded all of its costs and expenses, including reasonable attorneys' fees.



                                            Very truly yours,

                                            DECKERS OUTDOOR CORPORATION



                                            DOUGLAS B. OTTO,
                                            Chairman of the Board and
                                            Chief Executive Officer

     Please acknowledge your acceptance of the terms and conditions of this Employment Agreement by signing and returning one copy of this Employment Agreement.